================================================================================

NEWS RELEASE
------------


Contact: Bob Cardon, Dynatronics Corp.
         800-874-6251 or 801-568-7000

                Dynatronics' Third Quarter Profits Increase 22%


      Salt Lake City, Utah (May 16, 2011) - Dynatronics Corporation (NASDAQ:
DYNT) today announced results for its fiscal third quarter ended March 31, 2011.

      Net income for the quarter ended March 31, 2011, increased 22 percent to $117,260 ($.01 per common share), compared to $96,099 ($.01 per common share) for the same quarter in the prior fiscal year. Sales for the quarter ended March 31, 2011, increased 1.8 percent to $8,383,842, compared to $8,235,060 for the quarter ended March 31, 2010.

      Net income for the nine months ended March 31, 2011, was $202,112 ($.02 per common share), compared to $353,022 ($.03 per common share) for the same period in the prior fiscal year. Approximately $400,000 in increased R&D expenses primarily accounts for the lower profitability through nine months. Sales for the nine months ended March 31, 2011, were $24,502,477, compared to $25,018,960 for the similar period of the prior year. General weakness in the economy contributed to lower demand for capital equipment during the first half of the current fiscal year.

      "Profits increased 22 percent for the quarter despite heavy R&D expenses," stated Kelvyn H. Cullimore Jr., chairman and president of Dynatronics. "Other than higher R&D expenses, we improved every other category including higher sales, better gross profit margins, slightly lower SG&A expense and lower interest expense. With several new products currently under development, our R&D expenses represent an investment in the future - an investment we believe will strengthen future profitability."

      During the quarter, the company announced the signing of contracts with three group purchasing organizations (GPOs): Premier, Amerinet and First Choice. "These contracts began on March 1, 2011, so they did not contribute materially to sales this quarter," Cullimore explained. "However, we did begin the process of introducing GPO member facilities to Dynatronics' brand of products. The contracts with the GPOs represent a license to solicit business directly from the members of the respective GPOs. While the process of converting business to our brand will take time, management is optimistic about the potential of this new market segment."

      Together, the three GPOs represent tens of thousands of clinics and hospitals around the nation, spending an estimated $50 million on physical medicine products annually.

      "We are making good progress with the GPO members," stated Larry K. Beardall, executive vice-president of sales and marketing. "Several of them are opening accounts and starting to place orders for our products and services. We expect to announce specific progress soon regarding a large GPO member. Cultivating business through these GPO contracts and seeking additional contracts with other GPOs will be a major focal point for us over the coming years."

      "We believe we are well positioned to benefit from our expansion into the GPO market," added Cullimore. "That expansion will have the most significant impact on delivering strong revenue growth and increasing operating margins over the next 12 months and beyond," he concluded.

      Dynatronics has scheduled a conference call for investors on Monday, May 16, 2011, at 1:00 p.m. ET. Those wishing to participate should call (800) 926-7510 and use access code: 5687000.

      Following is a summary of the financial results as of March 31, 2011, and June 30, 2010, and for the three and nine-month periods ended March 31, 2011 and 2010:

                        Summary Selected Financial Data
                   Statement of Income Highlights (Unaudited)


                              Three Months Ended          Nine Months Ended
                                  March 31,                   March 31,
                             2010          2011           2010        2011
                         -----------   -----------   ------------  ------------

Net sales                $ 8,383,842   $ 8,235,060   $ 24,502,477  $ 25,018,960
Cost of sales              5,159,450     5,119,797     15,156,811    15,396,978
                         -----------   -----------   ------------  ------------
   Gross profit            3,224,392     3,115,263      9,345,666     9,621,982

SG&A expenses              2,640,053     2,647,417      7,774,848     8,059,143
R&D expenses                 339,258       222,062      1,045,573       644,912
Other expenses, net           50,244        84,879        187,630       305,046
                         -----------   -----------   ------------  ------------
   Net income before
   income taxes              194,837       160,905        337,615       612,881

Income tax provision         (77,577)      (64,806)      (135,503)     (259,859
                         -----------   -----------   ------------  ------------


Net income               $   117,260   $    96,099   $    202,112  $    353,022
                         ===========   ===========   ============  ============
Diluted income per
 common share            $      0.0    $      0.01   $       0.02  $       0.03
                         ===========   ===========   ============  ============

                                         Balance Sheet Highlights

                                                       March 31,      June 30,
                                                         2011           2010
                                                     ------------  -------------
                                                      (Unaudited)

Cash                                                 $    248,202  $    383,756
Accounts receivable                                     3,882,665     3,735,251
Inventories                                             5,549,503     5,766,800
Total current assets                                   10,484,756    10,609,813
Total assets                                         $ 14,732,447  $ 15,090,329

Accounts payable                                        1,563,154  $  1,404,022
Accrued expenses                                          508,613       462,641
Line of credit                                          2,664,663     2,768,492
Total current liabilities                               5,651,734     5,686,280
Total liabilities                                       8,094,848     8,291,052
Total liabilities and equity                         $ 14,732,447  $ 15,090,329

      Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets. More information regarding Dynatronics is available at www.dynatronics.com.

      This press release contains forward-looking statements. Those statements include references to the company's expectations and similar statements such as the statement regarding expectations for future new product line introductions and growth from GPO contracts. Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company's products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, competitive factors, inventory risks due to shifts in market demand, market demand for the company's products, availability of financing at cost effective rates, and the risk factors listed from time to time in the company's SEC reports including, but not limited to, the report on Form 10-K for the year ended June 30, 2010.


--------------------------------------------------------------------------------